                                                                     EXHIBIT 4.7


                          CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS
                                       OF
                            CLASS B PREFERRED STOCK
                                       OF
                                 TELESCAN, INC.

      (Pursuant to Section 151(g) of the Delaware General Corporation Law)



         TELESCAN, INC., a Delaware corporation (the "Corporation"), does hereby certify that:

         Under the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation has duly adopted the recitals and resolutions attached hereto as Schedule I.

         IN WITNESS WHEREOF, TELESCAN, INC. has caused this Certificate of Designation to be signed this 25th day of January, 2001.


                                               TELESCAN, INC.



                                               By: /s/ PAUL A. HELBLING
                                                  ------------------------------
                                               Name: Paul A. Helbling
                                                    ----------------------------
                                               Title: Chief Financial Officer
                                                     ---------------------------


ATTEST:


/s/ ROGER C. WADSWORTH
---------------------------------
Name: Roger C. Wadsworth
     ----------------------------
Title: Senior Vice President
      ---------------------------


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                                   SCHEDULE I

                      RESOLUTION ESTABLISHING PREFERENCES

                                       of

                         4% CONVERTIBLE PREFERRED STOCK


         RESOLVED that there shall be a series of shares of the Class B Preferred Stock of the Corporation designated "4% Convertible Preferred Stock"; that the number of shares of such series shall be 120,000 and that the rights and preferences of such series (the "Convertible Preferred") and the limitations or restrictions thereon, shall be as follows:

         1. Dividends. The holders of the Convertible Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $1.00 per share per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share commencing on and including January 1, 2001, and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Convertible Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

         2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Convertible Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $25 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

         3.       Forced Conversion.
                  -----------------

                  (a) The Corporation at its option may cause all outstanding shares of the Convertible Preferred to be converted into Common Stock at any time after the date of issuance, on at least 20 days' notice, at a conversion price determined as set forth in Section 4 hereof (the "Conversion Price") as of the date specified in such notice (the "Conversion Date") and otherwise on the terms set forth in said Section 4; provided, however, that the Corporation may not exercise such right of conversion unless the Closing Price (last trade price) of the Common Stock as reported by Nasdaq for the 20 consecutive trading days prior to the date the Conversion Notice (as defined in paragraph (b) below) is mailed has not on any day been less than 120% of

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the Conversion Cap (as defined in Section 4(d)(i) hereof) (subject to adjustment for stock dividends, stock splits and reverse stock splits).

                  (b) At least 30 days, but not more than 60 days, prior to the Conversion Date, written notice (the "Conversion Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Convertible Preferred, at the address last shown on the records of the Corporation for such holder, notifying such holder of the conversion which is to be effected, specifying the Conversion Date and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the number of shares of Convertible Preferred held by such holder. On or after the Conversion Date, each holder of Convertible Preferred shall surrender to the Corporation the certificate or certificates representing the shares of Convertible Preferred owned by such holder as of the Conversion Date, in the manner and at the place designated in the Conversion Notice, and thereupon the shares issuable upon such conversion shall be delivered as provided in Section 4(b) hereof.

                  (c) On May 15, 2002 (the "Termination Date"), all then outstanding shares of Convertible Preferred shall be automatically converted into Common Stock at the Conversion Price and otherwise pursuant to the applicable provisions set forth in Section 4 hereof.

         4. Optional Conversion. The holders of the Convertible Preferred shall have optional conversion rights as follows:

                  (a) Right to Convert. Each share of Convertible Preferred shall be convertible, at any time at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference of the Convertible Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date.

                  (b) Mechanics of Conversion. To convert shares of Convertible Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission, confirmed in due course by first class mail) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall effect such issuance within three business days of its receipt of the notice of conversion and shall transmit the certificates by messenger or overnight delivery service to reach the corporate address designated by such holder

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within three business days after the receipt of such notice. Notice of conversion may be given by a holder at any time during the day up to 11:59 p.m. New York time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

                  (c) Payments in the Event of Non-Conversion. If, at any time, the Corporation fails for any reason to deliver, within the three business day period described above, certificates representing such number of shares of Common Stock to which the holder is entitled upon such conversion, then the Corporation shall pay to such holder $0 per share of such non-converted Convertible Preferred for each calendar day of such non-delivery period on the first day of each week following the date of any such failed delivery. In addition, if (i) the Corporation fails for any reason to deliver, within such three business day period specified above, shares of Common Stock to the holder upon a conversion of the Convertible Preferred and (ii) after such three business day period specified above with respect to such conversion, the holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by the holder of the shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion, the Corporation shall pay such holder within two business days following receipt of written notice of a claim pursuant to this Section 4(c) (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares.

                  (d) Determination of Conversion Price.

                           (i)      The Conversion Price shall be $1.00 per
share. The Conversion Cap shall be $8.62 per share.

                           (ii)     If, during any period of consecutive
trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event.

                  (e) Distributions. If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Convertible Preferred shall receive, at the same time as the holders of Common Stock, the securities of the Corporation which they would have received had

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they been the owners on such record date of the number of shares of Common
Stock issuable to them upon conversion on such record date.

                  (f) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price or the Conversion Cap pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, in the event the Corporation and the holders of the Convertible Preferred shall not agree on such adjustment or readjustment, cause the independent public accountant regularly employed to audit the financial statements of the Corporation to make or verify such computation and prepare and furnish to each holder of Convertible Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Convertible Preferred with respect to each share of Common Stock received upon such conversion.

                  (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

                  (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Convertible Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred, subject to the limitation set forth in Subsection (m) below, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to


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such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in its best efforts to obtain the requisite shareholder approval.

                  (j) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Convertible Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

                  (k) Notices. Any notice required by the provisions of this Section to be given to the holders of shares of Convertible Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

                  (l)      Reorganization or Merger.

                           (i)   Subject to clause (ii) below, in case of any
reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, the holders of Convertible Preferred shall thereafter have the right to receive upon conversion of their Convertible Preferred shares, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or other assets which the holder would have been entitled to receive in such transaction had the Convertible Preferred been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Convertible Preferred to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable, in relation to any securities thereafter deliverable upon the exercise hereof.

                           (ii)     In case of any reorganization or any
reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and where all, or a part, of the consideration paid in connection with any such event to the holders of Common Stock consists of common stock of the surviving corporation (or its direct or indirect parent corporation), such surviving corporation (or its parent entity) shall establish, as of the effective time of any such event, a new series or class of preferred securities having terms essentially identical to those of the Convertible Preferred so as to carry out fully the terms of this Section 4(l); provided, however, that (A) the Conversion Cap shall be set at an amount equal to the Conversion Cap in effect immediately prior to the effective time of such event multiplied by the appropriate exchange ratio or conversion factor established in connection

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with such event (subject to clause (B) below, the "Exchange Ratio"), (B) if only part of such consideration paid in connection with such event consists of such common stock, the Exchange Ratio shall be appropriately adjusted by the Board of Directors of the Corporation, acting in good faith. The Corporation shall not effect any transaction described in this Section 4(l) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Certificate of Designation including this Section 4(l).

                           (iii)  Notwithstanding clauses (i) and (ii) above,
in case of any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, the Corporation may, at its option, redeem the shares of Convertible Preferred, in whole and not in part, on the date of the consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (the "Redemption Date"). In any such case, the redemption price (the "Redemption Price") shall be an amount in cash such that the holders of the Convertible Preferred shall have received, through the Redemption Date, a compounded internal rate of return on their investment in the Convertible Preferred of 20% per annum (using quarterly compounding and including any dividends paid). Such Redemption Price shall be payable on the Redemption Date. Notice of such Redemption Date shall be given at least 30 days, but not more than 60 days, prior to the Redemption Date and shall be given, mutatis mutandis, in the manner specified in Section 3 for the giving of a Conversion Notice.

                  (m) Restricted Number of Conversion Shares. The Corporation shall not be obligated to issue, in the aggregate, shares of Common Stock upon conversion of the Convertible Preferred if issuance of such shares would (i) constitute a breach of the Corporation's obligations under its agreements with the NASD or Nasdaq or the rules of such organizations or (ii) cause the Corporation to exceed the number of shares authorized in its charter or articles of incorporation. If further issuances of shares of Common Stock upon redemption of the Convertible Preferred would cause the Corporation to exceed either of the limitations specified in clauses (i) and (ii) above, then so long thereafter as such limitation shall continue to be applicable and any shares of Convertible Preferred are submitted for conversion, such shares shall receive in cash an amount equal to the current value of the Common Stock which such shares would otherwise be entitled to receive upon conversion (such value per share to be the closing price of such shares as reported by Nasdaq on the Conversion Date), in lieu of the Common Stock such shares would otherwise be entitled to receive upon conversion, and such shares will be deemed cancelled. In the event that any such cash payment shall be required, the Corporation shall so notify the holder by telephone, confirmed in writing by telecopy (specifying the number of shares affected and the amount of cash to be paid), on the same day that notice of conversion is given by such holder to the Corporation. Payment of said cash amount shall be made no later than one business day after the time specified in Section 4(b) for the delivery of Common Stock upon conversion, and shall bear daily interest thereafter until paid at a rate equal to the lesser of .1% or the highest rate permitted by law. Such maximum number of shares of Common Stock shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the

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Board of Directors of the Corporation shall reasonably determine. The
Corporation shall, at any time upon the oral or written request of any holder, forthwith inform such holder, orally or in writing, of the highest Common Stock trade price at which any cash payment under this subsection (m) would then be required.

                  (n) Reissuance of Certificates. In the event of an optional conversion of Convertible Preferred pursuant to Section 4(a) hereof in which less than all of the shares of Convertible Preferred of a particular certificate are converted, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate a certificate representing the remaining shares of Convertible Preferred which have not been so converted.

                  (o) Corporation to Prevent Dilution. If any event or condition occurs as to which other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Convertible Preferred in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the conversion rights of any holder hereof, then the Corporation, acting in good faith, shall make an adjustment in the application of such provisions, or an addition thereto, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, including, without limitation, any adjustment necessary with respect to the Conversion Price and the Conversion Cap so as to preserve the rights of the holders of the Convertible Preferred.

         5. Other Provisions. For all purposes of this Resolution, the term "date of issuance" and the terms "Closing" or "Closing Date" shall mean the day on which shares of the Convertible Preferred are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term "Nasdaq" herein refers to the principal market on which the Common Stock of the Corporation is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term "Nasdaq" shall be deemed to refer to such exchange or other principal market.

         6. Restrictions and Limitations.

                  (a) The Corporation shall not undertake the following actions without the consent, which consent shall not be unreasonably withheld in the case of clause (ii) below, of the holders of a majority of the Convertible Preferred, voting separately as a class: (i) modify its Certificate of Incorporation or Bylaws, by merger or otherwise, so as to amend or change any of the rights, preferences, or privileges of the Convertible Preferred, (ii) so long as at least 20,000 shares of the Convertible Preferred remain outstanding, authorize or issue any derivative or equity-linked security; provided, however, that the Corporation may authorize or issue such securities pursuant to qualified employee stock option plans, (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the Convertible Preferred while there exists any arrearage in the payment of


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cumulative dividends hereunder; provided, however, that the Corporation may effect purchases for the purpose of funding qualified employee stock option plans, or (iv) pay or effect any dividend or distribution to shareholders of cash, securities or any other items whatsoever; provided, however, that the Corporation may effect one or more distributions of securities (and cash in lieu of any fractional shares) in connection with the spin-off of its non-financial business assets to shareholders.

                  (b) The holders of Convertible Preferred agree that after a conversion of the Convertible Preferred (or any portion thereof) owned by a holder, no holder will be permitted to sell any of its shares of the Common Stock received in such conversion for a period of six (6) months following the execution of the Preferred Stock Exchange Agreement dated as of the date hereof, pursuant to which the Convertible Preferred was issued (the "Lock-up Period"). After the expiration of the Lock-up Period and until May 15, 2002, each holder will limit its sales of shares of Common Stock received upon conversion of the Convertible Preferred to 75,000 shares per month. Between May 16, 2002 and May 15, 2003, each holder will be free to sell its shares either publicly or privately, but in marketing any large blocks of shares of Common Stock received upon conversion of the Convertible Preferred, the Corporation and the holder(s) will cooperate in good faith to minimize the effects of any such sales on the share price of the Common Stock, including, without limitation, cooperating in the arrangement of block trades, where feasible.

         7.  No Five Percent Holders.

                  (a) The purpose of this Section is to prevent any holder from holding over 5% of the Corporation's Common Stock without the consent of the Board of Directors or 90 days' prior written notice, the holders having assured the Corporation of their intentions, as of the Closing Date, to remain passive investors and not to acquire any significant (that is, over 5%) block of the Corporation's Common Stock without such consent or prior written notice.

                  (b) Notwithstanding anything to the contrary contained herein, the Convertible Preferred shall not be convertible by a holder or the Corporation to the extent (but only to the extent) that, if so converted the holder would beneficially own in excess of 4.9% of the then outstanding shares of Common Stock of the Corporation; provided, however, that the provisions of this Section 7 shall not apply to a conversion effected pursuant to Section 3(c) hereof. To the extent this limitation applies, the determination of whether any particular shares of Convertible Preferred shall be convertible shall be in the sole discretion of the holder thereof and submission of the Convertible Preferred for conversion shall be deemed to be the holder's determination of whether such Convertible Preferred is convertible, subject to such aggregate percentage limitation. No prior inability to convert Convertible Preferred pursuant to this Section 7 shall have any effect on the applicability of its provisions with respect to any subsequent determination of convertibility. For the purposes of this Section 7, beneficial ownership and all calculations including, without limitation, with respect to calculations of percentage ownership, shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Notwithstanding the

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foregoing, each holder shall have the right to waive such restriction upon 90 days' prior notice to the Corporation. No transferee of Convertible Preferred shall be bound by such restriction unless the transferee expressly so agrees. The provisions of this Section 7 may be waived or implemented in a manner otherwise than in strict conformity with the terms hereof with the approval of the Board of Directors.

         8.  Voting Rights.

                  (a) General. The holders of Convertible Preferred will not have any voting rights except as set forth herein or as otherwise from time to time required by law. In connection with any right to vote, each holder of Convertible Preferred will have one vote for each share held. Any shares of Convertible Preferred held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

                  (b) Contingent Voting Rights. So long as at least 20,000 shares of the Convertible Preferred shall remain outstanding, whenever (i) dividends on the Convertible Preferred shall be in arrears in an amount equal to at least two quarterly dividends (whether or not consecutive), or (ii) the Corporation, for five consecutive trading days, shall not have sufficient shares of Common Stock authorized and reserved for issuance to cover the number of shares of Common Stock into which the Convertible Preferred shall then be convertible hereunder, then, in the case of any of the events specified in the foregoing clauses (i) and (ii), (A) the number of members of the Board of Directors of the Corporation shall be increased to create such number of vacancies as may be required to permit the holders of Convertible Preferred to elect forthwith one member of the Board of Directors, or such other appropriate action shall be taken to permit such election, effective as of the time of election of such director as hereinafter provided and (B) the holders of the Convertible Preferred (voting separately as a class) will have the exclusive right to vote for and elect such additional director of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period the defaults specified in clauses (i) and (ii) above continue and remain uncured. The right of the holders of the Convertible Preferred to vote for such additional director shall terminate when the applicable defaults specified in clauses (i) and (ii) above shall be cured. The term of office of the director so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Preferred to vote for such additional director.

         The foregoing right of holders of the Convertible Preferred with respect to the election of one member of the Board of Directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect a director shall have accrued to the holders of the Convertible Preferred more than 90 days preceding the date established for the next annual meeting of stockholders, the Chairman of the Board of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 25% of the Convertible Preferred then outstanding, call a special meeting of the holders of the Convertible Preferred to

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be held within 30 days after the delivery of such request for the purpose of electing such additional director.

         The holders of the Convertible Preferred, voting separately as a class, shall have the right to remove without cause at any time and replace any director such holders shall have elected pursuant to this Section 8(b).

                  (c) Class Voting Rights. So long as the Convertible Preferred is outstanding, the holders thereof shall also have the class voting rights specified in Section 6.

         9. No Adverse Actions. The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, recapitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Convertible Preferred.